EX-99.1

[LOGO OF CHASE MELLON FINANCIAL GROUP]
[LOGO OF MELLON]		[LOGO OF CHASE]

News Release

Contacts:
	Mellon Ron Gruendl (412) 234-7157 gruendl.rr@mellon.com	Chase Manhattan Elyssa Barbaro (212) 946-3005 elyssa.barbaro@chase.com

FOR IMMEDIATE RELEASE

MELLON TO PURCHASE CHASE’S INTEREST IN CHASEMELLON SHAREHOLDER SERVICES
—ChaseMellon Shareholder Services to become Mellon Investor Services at closing—

PITTSBURGH and NEW YORK, Oct. 16, 2000—Mellon Financial Corporation today announced that it has signed a definitive agreement to purchase The Chase Manhattan Corporation’s interest in ChaseMellon Shareholder Services, currently a 50-50 joint venture between Mellon and Chase. The transaction, terms of which were not disclosed, is expected to be completed during the fourth quarter of this year, pending regulatory approvals. At closing, ChaseMellon Shareholder Services will be known as Mellon Investor Services.

     “We are purchasing Chase’s interest in this operation as part of our strategic focus on investing in high-growth, high-return businesses,” said Martin G. McGuinn, Mellon chairman and chief executive officer. “With its innovative strategy, impressive growth record and seasoned and effective management team, the organization will be a key component of our Global Investment Services businesses. Mellon has the necessary scale, resources and commitment to ensure the continued growth of its diverse services.”

     ChaseMellon, which was formed in May 1995, is one of the nation’s leading providers of shareholder services and related securities services. In a recent independent annual survey of shareholder services providers, ChaseMellon received the highest rating—by a significant margin—of all providers serving more than five million accounts. Since its formation, ChaseMellon’s revenue has grown by 22 percent compounded annually. It serves more than 2,000 companies nationwide and maintains more than 20 million shareholder accounts for small, middle market and Fortune 500 corporations. The company offers transfer agency services, including global shares; stock option plan and employee stock purchase administration; securities brokerage; direct purchase and dividend reinvestment plan administration; merger and acquisition services; proxy solicitation; stock watch; odd-lot programs; unclaimed property compliance; information agent services; and consulting services. The company also has an industry-leading suite of Internet-delivered services. Based in Ridgefield Park, N.J., the organization has regional offices in Chicago, Dallas, Hartford, Los Angeles, New York City, Pittsburgh, San Francisco, St. Louis and Seattle.

Mellon to Purchase Chase’s Interest in ChaseMellon
Oct. 16, 2000

     Chase’s interest in the joint venture reported into Chase’s institutional trust business, Capital Markets Fiduciary Services (CMFS), which provides corporate, municipal and structured debt services to issuers and intermediaries worldwide. As part of the sale, Chase has agreed to refer clients with shareholder servicing needs to Mellon Investor Services. “While we have chosen to focus our resources on our trust and related services businesses, Mellon Investor Services is clearly a national leader in the shareholder servicing business with the resources, market presence and commitment to ensure continued success,” said Michael K. Clark, executive vice president of CMFS. “We believe the shareholder servicing needs of our clients will be well served by Mellon Investor Services.”

      Mellon Investor Services will be part of Mellon’s Global Investment Services businesses. This sector, along with the Wealth Management and Global Investment Management sectors, is predominantly fee-based in nature. Mellon invests in these businesses for future growth. Global Investment Services includes institutional trust and custody, foreign exchange, securities lending, shareholder services, benefits consulting and administrative services for employee benefit plans and back office outsourcing for investment managers. In the first six months of 2000, this sector had $531 million in revenue and $128 million in income before taxes.

     Mellon Investor Services will remain headquartered in New Jersey, with operations and staffing expected to be unaffected by the transaction. James D. Aramanda, president and chief executive officer of the business since 1995, will remain in that position. He will report to Christopher M. “Kip” Condron, Mellon president and chief operating officer. “We operate in a rapidly changing environment, one that has been expanding globally and becoming more complex,” Aramanda said. “Mellon has made a firm commitment not only to promote the growth of our business, but also to make the investments required to service our customers effectively as our business evolves and our services expand.”

      Chase’s institutional trust business is one of three divisions in Chase Global Services, the bank’s information and transaction services franchise. It has a global network of over 30 offices in 12 countries, including Chase Trust Bank in Tokyo and Chase Trustees Ltd. in London, with more than 1,800 employees worldwide. Through this global network, it delivers a broad range of products and services, including traditional corporate trust as well as structured finance, global securities clearance, collateral management settlement services and outsourcing support to a variety of U.S. and international government agencies. The division services more than $3.0 trillion in debt worldwide.

     Chase, with more than $396 billion in assets, is one of the world's premier financial services institutions, with operations in 60 countries around the world. Chase has top-tier rankings in all areas of investment banking, asset management, private banking, trading and global markets activities as well as information and transaction processing. Chase is a leading provider of financial solutions to large corporations, government entities, commercial banking clients, small businesses and individuals, and has relationships with more than 30 million consumers across the United States. Chase can be reached on the web at www.chase.com.

Mellon to Purchase Chase’s Interest in ChaseMellon
Oct. 16, 2000

     Mellon Financial Corporation (NYSE: MEL) is a global financial services company. Headquartered in Pittsburgh, Mellon offers a comprehensive array of banking services for individuals and corporations and is one of the world's leading providers of asset management, trust, custody and benefits consulting services. Mellon has approximately $2.8 trillion in assets under management, administration or custody, including more than $520 billion under management. Its asset management companies include The Dreyfus Corporation and Newton Management Limited (U.K.). Press releases and other information about Mellon and its products and services are available at www.mellon.com on the Internet.

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